Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 132.3% INCREASE IN

THIRD-QUARTER NET INCOME ON 22.7% INCREASE IN REVENUE

THOMASVILLE, N.C. — (October 27, 2010) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the third quarter ended September 30, 2010. Revenue increased 22.7% for the quarter to $396.0 million from $322.8 million for the third quarter of 2009. Net income increased 132.3% to $24.4 million, or $0.44 per diluted share, for the quarter compared with $10.5 million, or $0.19 per diluted share, for the third quarter of 2009. Old Dominion’s operating ratio improved to 89.0% for the third quarter from 93.8% for the third quarter last year. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in August 2010.

For the first nine months of 2010, revenue increased 15.8% to $1.08 billion from $934.1 million for the comparable period in 2009. Net income was $53.6 million, or $0.96 per diluted share, compared with $25.2 million, or $0.45 per diluted share, for the first nine months of 2009. The Company’s operating ratio improved to 90.8% for the first nine months of 2010 from 94.5% for the same period in the prior year. The Company’s results for the third quarter and first nine months of 2010 reflect lower depreciation expense resulting from changes to the estimated useful lives and salvage values for its equipment that became effective January 1, 2010. The impact of these changes is generally on pace with the estimates provided in the Company’s first quarter 2010 earnings release.

“Old Dominion’s growth accelerated during the third quarter as a 21.5% increase in tonnage drove strong operating leverage and a triple-digit increase in earnings per diluted share for the second consecutive quarter,” remarked David S. Congdon, President and Chief Executive Officer of Old Dominion. “Our tonnage in the third quarter also increased 6.4% over the second quarter of 2010, which is significantly greater than the 1.5% average sequential increase between the second and third quarters over the past 10 years. While aggregate LTL industry results for the third quarter are not yet available, we are confident our tonnage growth will indicate that we continued to gain market share in the quarter.

“We also experienced continued firming in our pricing throughout the third quarter of 2010. Revenue per hundredweight increased 1.1% over the third quarter of 2009, although this metric benefited from higher fuel surcharges. Excluding fuel surcharges, revenue per hundredweight

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ODFL Reports Third-Quarter Earnings

October 27, 2010

declined 0.8% due primarily to the negative effect on pricing from the 6.9% comparable quarter increase in weight per shipment. We anticipate further strengthening in the overall industry pricing environment due to reduced capacity in the LTL industry and as general rate increases that have been recently announced by a number of other LTL carriers take effect.

“The significant growth in tonnage and firming of our pricing in the third quarter created substantial operating leverage, which primarily accounted for the 480 basis point improvement in operating ratio for the quarter. This leverage was reflected in every operating expense category with the exception of operating supplies and expenses and purchased transportation. Operating supplies and expenses increased due to higher fuel prices, and our purchased transportation costs increased as the acceleration of our freight volumes outpaced the expansion of our workforce.

“Old Dominion’s capital expenditures for the third quarter totaled $23.5 million and included the opening of two service centers in Houston, Texas, and Kalamazoo, Michigan, bringing total service centers in operation to 212 at the quarter’s end. We funded these expenditures primarily with cash provided by operating activities, which we also used to reduce debt during the quarter by $23.1 million. This reduction improved our ratio of total debt to capitalization to 29.1% at the end of the third quarter from 35.0% at the same time in 2009 and 31.7% at the end of the second quarter of 2010. To meet increased demand, we plan to accelerate a portion of our 2011 equipment purchases into 2010 by $20 million to $40 million based on deliverability. This acceleration will result in total capital expenditures for 2010 to range between $115 million and $135 million. At the end of the third quarter, we had $114.7 million of availability on our revolving credit facility, and we expect total debt to capitalization at the end of the year to be at or below 30%.”

Mr. Congdon concluded, “Old Dominion’s strong earnings growth for the third quarter further validates our strategy of providing superior service at a fair and equitable price. As the pricing environment firms, we believe shippers will place increased value on service, which positions us well for increased market share gains. The combination of increased volumes and price stability should enhance our operating efficiencies and increase our profitability.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 27, 2010. A telephonic replay will also be available through November 5, 2010 at (719) 457-0820, Confirmation Number 4559306.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating fuel prices; (3) the negative impact of any

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ODFL Reports Third-Quarter Earnings

October 27, 2010

unionization of the Company’s employees or the passage of legislation or administrative rules that could facilitate unionization; (4) the challenges associated with executing the Company’s growth strategy; (5) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health as well as the cost of insurance coverage above retention levels; (8) the availability and cost of capital for the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) our ability to attract and retain qualified drivers; (11) the decrease in demand and market value of used equipment; (12) the availability and cost of diesel fuel; (13) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (14) seasonal trends in the industry, including the possibility of harsh weather conditions; (15) the Company’s dependence on key employees; (16) the negative impact of potential future changes in accounting practices; (17) the impact caused by potential disruptions to our information technology systems; and (18) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		% Chg.	Nine Months Ended September 30,		% Chg.

	2010	2009		2010	2009
Revenue from operations	$395,981	$322,763	22.7%	$1,082,026	$934,081	15.8%
Operating income	$43,384	$19,955	117.4%	$99,770	$51,470	93.8%
Operating ratio	89.0%	93.8%		90.8%	94.5%
Net income	$24,381	$10,495	132.3%	$53,595	$25,190	112.8%
Basic and diluted earnings per share	$0.44	$0.19	131.6%	$0.96	$0.45	113.3%
Basic and diluted weighted average shares outstanding	55,927	55,927	0.0%	55,927	55,927	0.0%

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ODFL Reports Third-Quarter Earnings

October 27, 2010

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	Third Quarter					Year To Date

	2010		2009		% Chg.	2010		2009		% Chg.

Revenue	$395,981	100.0%	$322,763	100.0%	22.7%	$1,082,026	100.0%	$934,081	100.0%	15.8%

Operating expenses:
Salaries, wages & benefits	213,380	53.9%	183,755	56.9%	16.1%	590,441	54.6%	541,745	58.0%	9.0%
Operating supplies & expenses	62,746	15.8%	47,994	14.9%	30.7%	175,020	16.2%	132,394	14.2%	32.2%
General supplies & expenses	11,136	2.8%	9,288	2.9%	19.9%	31,151	2.9%	27,045	2.9%	15.2%
Operating taxes & licenses	14,360	3.6%	12,402	3.8%	15.8%	41,071	3.8%	36,844	3.9%	11.5%
Insurance & claims	7,204	1.8%	6,155	1.9%	17.0%	18,838	1.7%	18,790	2.0%	0.3%
Communications & utilities	3,820	1.0%	3,659	1.1%	4.4%	11,263	1.0%	11,212	1.2%	0.5%
Depreciation & amortization	19,396	4.9%	24,036	7.5%	(19.3%)	60,500	5.6%	70,983	7.6%	(14.8%)
Purchased transportation	15,026	3.8%	9,296	2.9%	61.6%	36,825	3.4%	25,994	2.8%	41.7%
Building and office equipment rents	3,719	0.9%	3,710	1.1%	0.2%	11,768	1.1%	11,111	1.2%	5.9%
Miscellaneous expenses, net	1,810	0.5%	2,513	0.8%	(28.0%)	5,379	0.5%	6,493	0.7%	(17.2%)

Total operating expenses	352,597	89.0%	302,808	93.8%	16.4%	982,256	90.8%	882,611	94.5%	11.3%

Operating income	43,384	11.0%	19,955	6.2%	117.4%	99,770	9.2%	51,470	5.5%	93.8%

Other deductions:
Interest expense, net	2,927	0.7%	3,109	1.0%	(5.9%)	9,521	0.9%	9,653	1.0%	(1.4%)
Other expense, net	(178)	(0.0%)	(389)	(0.1%)	(54.2%)	924	0.0%	148	0.0%	524.3%

Income before income taxes	40,635	10.3%	17,235	5.3%	135.8%	89,325	8.3%	41,669	4.5%	114.4%

Provision for income taxes	16,254	4.1%	6,740	2.0%	141.2%	35,730	3.3%	16,479	1.8%	116.8%

Net income	$24,381	6.2%	$10,495	3.3%	132.3%	$53,595	5.0%	$25,190	2.7%	112.8%

Earnings per share:

Basic and Diluted	$0.44		$0.19		131.6%	$0.96		$0.45		113.3%

Weighted average outstanding shares:

Basic and Diluted	55,927		55,927		0.0%	55,927		55,927		0.0%

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ODFL Reports Third-Quarter Earnings

October 27, 2010

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year to Date

Operating Statistics	2010	2009	% Chg.	2010	2009	% Chg.
Operating ratio	89.0%	93.8%	(5.1%)	90.8%	94.5%	(3.9%)
Intercity miles *	90,778	76,890	18.1%	247,454	225,180	9.9%
Total tons *	1,522	1,253	21.5%	4,198	3,693	13.7%
Total shipments *	1,694	1,491	13.6%	4,686	4,381	7.0%
Revenue per intercity mile	$4.36	$4.20	3.8%	$4.37	$4.15	5.3%
Rev/cwt ‡	$13.04	$12.90	1.1%	$12.94	$12.67	2.1%
Rev/cwt excluding fuel surcharges ‡	$11.48	$11.57	(0.8%)	$11.38	$11.51	(1.1%)
Rev/shp ‡	$234.29	$216.81	8.1%	$231.77	$213.58	8.5%
Rev/shp excluding fuel surcharges ‡	$206.18	$194.46	6.0%	$203.97	$194.12	5.1%
Weight per shipment (lbs.)	1,796	1,680	6.9%	1,792	1,686	6.3%
Average length of haul (miles)	945	924	2.3%	946	924	2.4%

*	-	In thousands
‡	-	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

Balance Sheets	September 30, 2010	December 31, 2009
(In thousands)

Cash and cash equivalents	$5,057	$4,171
Other current assets	216,006	170,004

Total current assets	221,063	174,175
Net property and equipment	947,315	939,495
Other assets	50,703	45,608

Total assets	$1,219,081	$1,159,278

Current maturities of long-term debt	$97,359	$36,676
Other current liabilities	151,409	111,449

Total current liabilities	248,768	148,125
Long-term debt	167,979	268,856
Other non-current liabilities	155,741	149,297

Total liabilities	572,488	566,278
Equity	646,593	593,000

Total liabilities & equity	$1,219,081	$1,159,278

Notes:	Financial and operating data are unaudited

LTL is less than 10,000 lbs.

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